ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, effective May 1, 2005, is made by and among:

UCN, Inc., a Delaware corporation (“Buyer”),

And

Telephone Electronics Corporation, a Mississippi corporation (“TEC”),

Transtel Communications, Inc., a Delaware corporation and subsidiary of TEC (“TCI”),

Tel-America of Salt Lake City, Inc., a Utah corporation and subsidiary of TCI (“TAI”),

Extelcom, Inc., a Utah corporation and subsidiary of TCI (“ECI”),

Communication Recovery Services, Inc., a Utah corporation and subsidiary of

TCI (“CRS”), and

National Network Corporation, a Colorado corporation and subsidiary of TCI (“NNC”).

In consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

ARTICLE I. DEFINITIONS/PURCHASE & SALE/CLOSING

1.1	Definitions.

For all purposes of this Agreement, except as otherwise expressly provided, the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular, all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles, all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and the words “herein,” “hereof” and “here under” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits and Disclosure Schedule delivered pursuant to this Agreement, the following definitions shall apply, except as otherwise expressly provided.

“Accepting Employee” shall have the meaning set forth in Section 4.7.

“Acquired Assets” means all tangible and intangible assets of Sellers relating to or used in the operation of the business of the Sellers as of the Effective Date, together with the business as a going concern associated with such assets, including the following:

(a)        All customer accounts served by the Sellers, including all contracts and agreements pertaining thereto (the “Customer Accounts”);

(b)        All customer data associated with the Customer Accounts, including all associated letters of authorization, customer service records, all related computer tapes and/or records, accounts receivable status and history reports and all customer service and provisioning history;

(c)	Accounts, notes, and other receivables;
(d)	Leased Real Property;

(e)        All fixed assets, switches, machinery, equipment and other tangible personal property (including all furnishings and fixtures, materials, supplies and other miscellaneous items) located at the premises of the Sellers and each of their respective switch sites and co-location facilities; and all other fixed assets, switches, machinery, equipment and other tangible personal property related to or used in connection with the business of the Sellers, including all furnishings and fixtures, materials, supplies and other miscellaneous items of tangible personal property whether located at the foregoing premises, switch sites or co-location facilities of the Sellers or at the premises of any customer or supplier;

(f)         All right, title and interest in and to the Assigned Contracts and any related leasehold improvements;

(g)        All insurance claims and rights under manufacturers’ and vendors’ warranties relating to the Acquired Assets, and all rights of recovery pertaining to the Customer Accounts and accounts, notes, and other receivables included in the Acquired Assets;

(h)        All financial, commercial, marketing, advertising, and administrative books and records relating to the business of the Sellers in any form or medium, including, computer databases, correspondence files, administrative guidelines, personnel records relating to Accepting Employees (if and to the extent permitted by applicable law) and employee manuals and all accounting and tax files and records used in connection with or relating to the business of the Sellers, as well as files relating to litigation that has been settled, closed, or otherwise dismissed; provided, however, that Sellers shall enjoy a continuing right of reasonable access during normal business hours to such assets for purposes of claims resolution, litigation, and administration;

(i)         All computer systems and non-proprietary software, and all electronic databases and other data processing and storage materials (regardless of format or medium), used in or related to the business of the Sellers;

(j)	The Carrier Identification Codes of the Sellers;

(k)        Franchises, approvals, permits, licenses, orders, registrations, certificates, and similar rights obtained from governments and governmental agencies;

(l)         All Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights there under, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions; and

(m)       All materials, supplies, personal property and other assets, tangible or intangible, used in or relating to the business of the Sellers, including the goodwill of the business of the Sellers as a going concern;

provided, however, that the Acquired Assets shall not include (i) cash (including certificates of deposit, money market accounts, and similar cash equivalents) held by the Sellers as of the close of business on the day immediately preceding the Effective Date, (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of any of the Sellers as corporations, (iii) any deferred tax loss or net operating loss of any of the Sellers; (iv) any offset, credit, or counterclaim any of Sellers may have against any Person asserting a claim or pursuing an Action against any of the Sellers that arises from or pertains to any Liability that is not an Assumed Liability; (v) any of the intercompany advances, credits, accounts receivable, accounts payable, notes or similar obligations between any of TEC and the Sellers and between any of them and their respective Affiliates; (vi) any stock or equity owned by any of the Sellers in any of the other Sellers; (vii) any file, document, or other written communication pertaining to any Action to which any of TEC and the Sellers is or is threatened to be made a party that is not an Acquired Asset or Assumed Liability and that any of TEC and the Sellers can reasonably claim is protected from discovery by attorney-client privilege or attorney work product exception; or (viii) any of the rights of Sellers under this Agreement.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Agreement” means this Agreement by and among Buyer, TEC, and Sellers as amended or supplemented together with all Exhibits, Annexes, and Disclosure Schedule attached or incorporated by reference.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assigned Contracts” means

(a)        All agreements with suppliers of telecommunications products and services that are offered and sold to any of the customers under the Customer Accounts;

(b)        All contracts for construction or for the purchase of equipment, machinery and other items;

(c)        All contracts relating to the rental or use of equipment, other personal property, or fixtures;

(d)	All Leases;

(e)        All contracts pertaining to the licensing or use of computer software that is used or useful in the business of the Sellers;

(f)         Each contract upon which the business of Sellers is substantially dependent or which is otherwise material to the Business; and

(g)	All other contracts affecting the business of Sellers.

“Assumed Liabilities” means, and is strictly limited to, those liabilities and obligations of Sellers set forth on Exhibit D to this Agreement.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“BSLC” means Blackburn & Stoll, LC, a limited liability company located in Salt Lake City, Utah.

“Buyer Note” has the meaning set forth in Section 1.3(a), below.

“Closing” and “Closing Date” each have the meaning set forth in Section 1.5.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of any of the Sellers that is not already generally available to the public.

“Disclosure Schedule” means the record of Schedules specified under Article II delivered to Buyer by TEC and the Sellers following the Effective Date, but in any event not later than May 30, 2005, containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein by any of TEC and the Sellers pursuant to this Agreement.

“Effective Date” means May 1, 2005.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction whether imposed by agreement, Law, or equity.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Transtel for purposes of Code §414.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, including the Federal Communications Commission and state public utility and public service commissions, and any industry self-regulatory or administrative agency, including the North American Numbering Plan Administrator.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research, know-how, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” has the meaning set forth in Section 9.14.

“Law” means any constitutional provision, statute or other law, rule, regulation, or other pronouncement having the effect of law.

“Lease Consents” means the written consents of the applicable lessors for the assignment of each of the Leases pertaining to the Leased Real Property in form and substance satisfactory to Buyer.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any of the Sellers.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any of the Sellers holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Sellers there under.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Management Agreement” is identified in Section 1.4.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to ownership and use of the Acquired Assets taken as a whole, or the ability of any Party to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time), including any adverse change, event, development, or effect arising from or relating to changes in Laws, rules, regulations, orders, or other binding directives issued by any governmental entity.

“Most Recent Balance Sheet” has the meaning set forth in Section 2.9.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” means a signatory to this Agreement and “Parties” means all the signatories to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBL” means Parsons Behle & Latimer, a professional law corporation located in Salt Lake City, Utah.

“Permit” means any license, permit, franchise, consent, registration, certificate of authority and other approval (including, without limitation, those relating to Federal Communications Commission and state public service commission certifications and Carrier Identification Codes issued by the North American Numbering Plan Administrator) or Order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Security Agreement” has the meaning set forth in Section 1.4(b)(ii), below.

“Sellers” means TCI, TAI, ECI, CRS, and NNC, collectively; and “Seller” means any one of the foregoing.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, service fund, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

“TCI Financial Statements” has the meaning set forth in Section 2.8.

“Third-Party Claim” has the meaning set forth in Section 8.3(a).

1.2.	Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Sellers, and each of the Sellers agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the times and for the consideration specified below in this Article I.

1.3.	Purchase Price; Assumption of Certain Liabilities.

(a)        Buyer agrees to pay to Sellers at the Closing the aggregate amount of $2,150,000 (the “Purchase Price”) by delivery of its promissory note (the “Buyer Note”) in the form of Exhibit A attached hereto.

(b)        On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other Liability of any of TEC or the Sellers not specifically included in the Assumed Liabilities.

(c)        The dollar amount of the Purchase Price and Assumed Liabilities are allocated among the Sellers and to the Acquired Assets in accordance with Annex I attached hereto. The Parties acknowledge that such allocations are made in accordance with Section 1060 of the Code and the regulations adopted there under. The Parties shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. None of the Parties shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with allocations set forth in Annex I unless required to do so by applicable Law.

1.4	Deliveries.

Immediately following the execution of this Agreement:

(a)	The Sellers shall deliver to PBL:

(i)         Signed original general assignment and bill of sale in the form attached hereto as Exhibit C and such additional instruments of conveyance as

Buyer may reasonably request that are necessary to vest in Buyer good title to the Acquired Assets as of the Effective Date;

(ii)         Certificates of good standing for TEC and each of the Sellers issued by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization (which shall be delivered as soon as they can be obtained by TEC and the Sellers); and

(iii)        Signed original copy of the Management Agreement in the form attached as Exhibit E.

(b)	The Buyer shall deliver to BSLC:

(i)         Signed original instrument of assumption for the Assumed Liabilities in the forms attached hereto as Exhibit D and such additional instruments as TEC and the Sellers may reasonably request that are necessary to confirm Buyer’s assumption of the Assumed Liabilities as of the Effective Date;

(ii)         The signed original Buyer Note and signed original security agreement granting a security interest in the Acquired Assets to secure payment of the Buyer Note in the form attached hereto as Exhibit B (the “Security Agreement”);

(iii)        A certificate of good standing for Buyer issued by the Secretary of State of the state of Delaware; and

(iv)        Signed original copy of the Management Agreement in the form attached as Exhibit E.

1.5	Closing.

On the Business Day following the day on which any of the parties receives (a) Approval by the Federal Communications Commission for transfer of the Acquired Assets from Sellers to Buyer, (b) Approval of the California Public Utilities Commission for transfer of the Acquired Assets from Sellers to Buyer, and (c) Approval of the North American Numbering Plan Administrator for transfer of the Acquired Assets from Sellers to Buyer, it or they shall give written notice thereof (an “Approval Notice”) to all other Parties, PBL, and BSLC. The Closing (the “Closing”) shall occur on the next Business Day (the “Closing Date”) following the day on which the last of the foregoing Approval Notices is given. On the Closing Date, PBL will cause to be delivered to Buyer the instruments described in Section 1.4(a)(i), and BSLC will cause to be delivered to Sellers the instruments described in Sections 1.4(b)(i) and (ii).

9

ARTICLE II. REPRESENTATIONS AND WARRANTIES CONCERNING

TEC AND SELLERS

Each of TEC and the Sellers represents and warrants to Buyer that the statements contained in this Article II are correct and complete as of the date of this Agreement.

2.1	Organization.

Each of TEC and the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

2.2	Authorization of Transaction.

Each of TEC and the Sellers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of TEC and the Sellers, enforceable in accordance with its terms and conditions. Except as contemplated by Section 4.6, none of TEC and the Sellers need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each of TEC and the Sellers.

2.3	Non-contravention.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of TEC and the Sellers is subject or any provision of its charter, bylaws, or other governing documents, (b) except as set forth in Schedule 2.3, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of TEC and the Sellers is a party or by which it is bound or to which any of its assets are subject, or (c) result in the imposition or creation of an Encumbrance upon or with respect to any of the Acquired Assets.

2.4	Permits; Compliance with Law.

The Sellers hold all Permits required for providing products and services to the Customer Accounts and are operating in compliance therewith, and all such Permits are valid and in full force and effect, except where the failure to hold any such Permit or to operate in compliance therewith or the invalidity or ineffectiveness thereof would not reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of each of TEC and the Sellers no suspension, cancellation, or termination of such Permits has been threatened or is imminent, except for any suspension, cancellation, or termination that would not reasonably be expected to have a

10

Material Adverse Effect. Sellers have dealt with the customers under the Customer Accounts and account debtors under the accounts receivable included in the Acquired Assets in compliance with all Laws applicable thereto, except where the failure to comply with such Laws would not reasonably be expected to have a Material Adverse Effect.

2.5	Litigation; Orders.

Except as set forth in Schedule 2.5, there is no Order or Action pending or, to the Knowledge of any of TEC and the Seller, threatened against or affecting any of TEC and the Sellers or any of its properties, which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

2.6	Title to Assets.

Each of The Sellers has good and marketable title to, or a valid leasehold interest in, its properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances. Without limiting the generality of the foregoing, subject to obtaining the Approvals contemplated by Section 4.6, the Sellers have good and marketable title to all of the Acquired Assets, free and clear of any Encumbrances or restriction on transfer.

2.7	No Brokers.

None of TEC and the Sellers has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

2.8	Financial Statements.

Presented in Schedule 2.8 are financial statements of the Sellers consisting of the audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2004, 2003, and 2002, and the unaudited consolidated balance sheet and statements of income and cash flow as of and for the three month period ended March 31, 2005 (the “TCI Financial Statements”). The TCI Financial Statements (including the notes thereto) have been prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods covered thereby, present fairly the consolidated financial condition of the Sellers as of such dates and the consolidated results of operations of Sellers for such periods, are correct and complete, and are consistent with the books and records of Sellers (which books and records are correct and complete).

2.9	Events Subsequent to TCI Financial Statements.

Except as described in Schedule 2.9, since March 31, 2005, the date of the most recent balance sheet included in the TCI Financial Statements (the “Most Recent Balance Sheet”), there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(a)        None of the Sellers has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)        No party (including TEC and any of the Sellers) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any of the Sellers is a party or by which any of them is bound;

(c)        None of the Sellers has imposed any Encumbrances upon any of its assets, tangible or intangible;

(d)        None of the Sellers has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(e)        None of the Sellers has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(f)         None of the Sellers has experienced any damage, destruction, or loss (whether or not covered by insurance) to any of the Acquired Assets;

(g)        None of the Sellers has made any loan to, or entered into any other transaction with TEC or any of the directors, officers, and employees TEC and any of the Sellers outside the Ordinary Course of Business;

(h)        There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Sellers;

(i)         None of TEC and the Sellers has disclosed any Confidential Information; and

(j)         None of TEC and the Sellers has committed to any of the foregoing.

2.10	Undisclosed Liabilities.

None of the Sellers has any Liability (and there is no Basis for any present or future Action against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) Liabilities that have arisen after the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

2.11	Tax Matters.

(a)        Each of the Sellers has filed all Tax Returns, other than income Tax Returns, that it was required to file under applicable Laws and regulations. All such Tax Returns, other than income Tax Returns, were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws and regulations. All Taxes, other than income Tax, due and owing by any of the Sellers (whether or not shown on any such Tax Return) have been paid. None of the Sellers currently is the beneficiary of any extension of time within which to file any such Tax Return, other than income Tax Returns.

(b)        There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Sellers.

(c)        Each of the Sellers has, as of the Effective Date, withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

2.12	Real Property.

(a)        Except for Leased Real Property, none of the Sellers has any fee or other ownership or possessory right to any land, buildings, or structures.

(b)        Schedule 2.12 sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). TEC and Sellers have delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 2.12, with respect to each of the Leases:

(i)         Such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)         The transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are required), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)        None of the Sellers’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(iv)        None of the Sellers, nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)        No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi)        None of the Sellers owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(v)        The other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, TEC or any of the Sellers;

(vi)        None of the Sellers has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(vii)       None of the Sellers has collaterally assigned or granted any other Encumbrance in such Lease or any interest therein; and

(viii)      There are no Encumbrances on the estate or interest created by such Lease.

(c)        The Leased Real Property identified in Schedule 2.12 comprise all of the real property used or intended to be used in, or otherwise related to, Sellers’ business; and none of the Sellers is a party to any agreement or option to purchase any real property or interest therein.

(d)        There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of any of TEC and the Sellers, threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of Sellers’ business as currently conducted thereon.

(e)         All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of Sellers’ business as currently conducted thereon.

(f)         All certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Leased Real Property that are required or appropriate to use or occupy the Leased Real Property or operate Sellers’ business as currently conducted thereon, have been issued and are in full force and effect.

(g)        The current use and occupancy of the Leased Real Property and the operation of Sellers’ business as currently conducted thereon do not, to the Knowledge of any of TEC and the Sellers, violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property, and none of TEC or Sellers has received any notice of violation of any such instruments, agreements or documents, and there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(h)        None of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

2.13	Intellectual Property.

(a)        Sellers own and possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the business of the Sellers as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Sellers immediately prior to the Effective Date will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Effective Date. Each of the Sellers has taken all necessary action to maintain and protect each item of Intellectual Property that they own or use.

(b)        None of the Sellers has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties and, except as set forth in Schedule 2.13, none of TEC and the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of TEC and the Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Sellers must license or refrain from using any Intellectual Property rights of any third party). Except as set forth in Schedule 2.13, to the Knowledge of any of TEC and the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of TEC and the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers.

(c)        Schedule 2.13 identifies each trademark (registered and unregistered), service mark, trade name, or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by any of the Sellers. With respect to each item of Intellectual Property required to be identified in Schedule 2.13:

(i)         The Sellers own and possess all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction or limitation regarding use or disclosure;

(ii)         The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)        No Action is pending or, to the Knowledge of any of TEC and the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of TEC and the Sellers, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(iv)        None of the Sellers has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(v)        Except as set forth in Schedule 2.13, no loss or expiration of the item is threatened, pending, or reasonably foreseeable.

(d)        Schedule 2.13 identifies each item of Intellectual Property that any third party owns and that any of the Sellers uses pursuant to license, sublicense, agreement, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 2.13:

(i)         The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)         The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(iii)        No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration there under;

(iv)        No party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)        With respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)        The underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)       No Action is pending or, to the Knowledge of any of TEC and the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of TEC and the Sellers, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(viii)      None of the Sellers has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)        To the Knowledge of any of TEC and the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of TEC and the Sellers: (i) none of the Sellers has in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted; (ii) there are no facts that indicate a likelihood of any of the foregoing; and (iii) except as set forth in Schedule 2.13, no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

2.14	Tangible Assets.

Except as set forth in Schedule 2.14, the Sellers own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the business of the Sellers as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

2.15	Contracts.

Schedule 2.15 lists the following contracts and other agreements to which any of the Sellers is a party:

(a)         Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(b)        Any agreement (or group of related agreements) for the purchase or sale of any telecommunications products or services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

(c)        Any agreement concerning a partnership or joint venture;

(d)        Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

(e)         Any agreement concerning confidentiality or non-competition;

(f)         Any agreement with any of TEC and its Affiliates (other than Sellers);

(g)         Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h)         Any collective bargaining agreement;

(i)          Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing severance benefits;

(j)         Any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(k)        Any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(l)          Any settlements, conciliations or similar agreements, the performance of which will involve payment after the Effective Date of consideration in excess of $10,000, in the aggregate;

(m)        Any agreement under which any of the Sellers has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

(n)         Any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

TEC and Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Schedule 2.15 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 2.15. With respect to each such agreement that is an Assigned Contract: (w) the agreement is legal, valid, binding, enforceable, and in full force and effect; (x) except as set forth in Schedule 2.15, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (y) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (z) no party has repudiated any provision of the agreement.

2.16	Notes and Accounts Receivable.

All notes and accounts receivable of the Sellers are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Sellers.

2.17	Insurance.

Each of the Sellers has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period.

2.18	Litigation.

Schedule 2.18 sets forth (excluding collection and customer bankruptcy matters that arose in the Ordinary Course of Business) each instance in which any of the Sellers (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any Action of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Actions set forth in Schedule 2.18 is included in the Assumed Liabilities, and none of the Actions could result in any Material Adverse Change. None of TEC and the Sellers and the directors and officers (and employees with responsibility for litigation matters) of TEC and the Sellers has any reason to believe that any such Action, which could result in any Material Adverse Change, may be brought or threatened against the Sellers or that there is any Basis for the foregoing.

2.19	Employees.

(a)         With respect to the business of the Sellers:

(i)         There is no collective bargaining agreement or relationship with any labor organization;

(ii)         No labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iii)        To the Knowledge of any of TEC and the Sellers, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(iv)        No labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of any of TEC and the Sellers, threatened;

(v)        There is no workman’s compensation liability, experience or matter that could have a Material Adverse Effect;

(vi)        there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by any of the Sellers (or its or their officers or directors) of any Law, regulation or contract; and,

(vii)       No employee or agent of any of the Sellers has committed any act or omission giving rise to material liability for any violation or breach identified in Section 2.19(a)(vi).

(b)        Except as set forth in Schedule 2.19, (i) there are no employment contracts or severance agreements with any employees of any of the Sellers, and (ii) there are no written personnel policies, rules or procedures applicable to employees of any of the Sellers.

(c)        With respect to this transaction, any notice required under any Law or collective bargaining agreement has been given and all bargaining obligations with any employee representative have been satisfied. None of the Sellers has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local Law, regulation, or ordinance.

2.20	Employee Benefits.

Schedule 2.20 lists each Employee Benefit Plan that any of TEC and the Sellers maintains, to which any of the Sellers contributes or has any obligation to contribute, or with respect to which any of the Sellers has any Liability.

(a)        Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(b)        The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(c)         All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

2.21	Guaranties.

None of the Sellers is a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person that is not one of the Sellers.

2.22	Environmental, Health, and Safety Matters.

(a)        Each of the Sellers and their respective predecessors and Affiliates has complied and are in compliance with all Environmental, Health, and Safety Requirements.

(b)        Without limiting the generality of the foregoing, each of the Sellers and their respective Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business.

(c)        Except as set forth in Schedule 2.22, none of the Sellers nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

2.23	Certain Business Relationships with Sellers.

Except as set forth in Schedule 2.23, none of TEC, its Affiliates, TEC’s directors, officers, employees and shareholders and the Sellers’ directors, officers, and employees has been involved in any business arrangement or relationship with any of the Sellers within the past 12 months, and none of TEC, its Affiliates, TEC’s directors, officers, employees and shareholders, and any of the Sellers’ directors, officers, and employees owns any asset, tangible or intangible, that is used in the business of the Sellers.

2.24	Customers and Suppliers.

(a)        Schedule 2.24 lists the 100 largest customers of the Sellers (on a consolidated basis) for the fiscal year ended December 31, 2004.

(b)        Since the date of the Most Recent Balance Sheet, no supplier of any of the Sellers has indicated that it shall stop, or substantially modify the price or availability of telecommunications products or services to any of the Sellers, and, except as set forth in Schedule 2.24, no customer listed on Schedule 2.24 has indicated that it shall stop, or decrease the rate of, buying telecommunications products or services from any of the Sellers.

2.25	Disclosure.

The representations and warranties contained in Sections 2.1 through 2.24 do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to TEC and each of the Sellers that the statements contained in this Article III are correct and complete as of the date of this Agreement.

3.1	Organization.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

3.2	Authorization of Transaction.

Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Except as contemplated by Section 4.6, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

3.3	Non-contravention.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

3.4	No Brokers.

Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of TEC or Sellers could become liable or obligated.

ARTICLE IV. COVENANTS WITH RESPECT TO CONDUCT OF

BUSINESS PRIOR TO THE CLOSING

4.1	Access and Control.

Prior to the Closing, each of TEC and the Sellers shall authorize and permit Buyer and its officers, employees, counsel, accountants, financial advisers, consultants, and other representatives with reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the business activities of TEC or the Sellers, to all of the properties, books, records, operating instructions and procedures, and all other information with respect to the ownership and use of the Acquired Assets as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents and to discuss the Acquired Assets with such officers, employees, and agents of TEC and the Sellers who have responsibility for information pertaining to the Acquired Assets, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Acquired Assets and obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement, except to the extent that furnishing any such information or data would violate any Law, Order, Permit or contract applicable to Seller or to which Seller is subject.

4.2	Material Adverse Changes.

Prior to the Closing, each of TEC and the Sellers will promptly notify Buyer of any event of which it (or they) obtains Knowledge that has had or would reasonably be expected to have a Material Adverse Effect or which if known as of the date hereof would have been required to be disclosed to Buyer. No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.

4.3	Maintenance of the Acquired Assets By Seller.

During the period beginning on the date hereof and ending on the Closing Date, each of TEC and the Sellers will use its best efforts to preserve the goodwill of customers serviced under the Customer Accounts that are consistent with industry standards for customer service. Prior to the Closing, each of the Sellers agrees with and for the benefit of Buyer that it shall not without the prior consent in writing of Buyer, which may not be unreasonably withheld:

(a)        Except as required by their terms, amend, terminate, renew or renegotiate any contract included in the Acquired Assets or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any contract included in the Acquired Assets;

(b)        Terminate or fail to renew or preserve any Permits that would reasonably be expected to have a Material Adverse Effect;

(c)        Sell, transfer, mortgage, encumber or otherwise dispose of any Acquired Assets, except as contemplated by the Management Agreement; or

(d)        Agree to or make any commitment to take any actions prohibited by this Section 4.3.

4.4	Maintenance of the Acquired Assets By Buyer.

During the period beginning on the Effective Date and continuing through the Closing Date, Buyer will use its best efforts to preserve the goodwill of customers serviced under the Customer Accounts that are consistent with industry standards for customer service. Prior to the Closing, Buyer agrees with and for the benefit of Sellers that it shall not other than in the Ordinary Course of Business or without the prior consent in writing of Sellers, which may not be unreasonably withheld:

(a)        Terminate any Customer Account included in the Acquired Assets, except Customer Accounts terminated for non-payment consistent with the past custom and practice of Seller, Customer Accounts that average monthly billing for call minutes of $5.00 or less over a term of three months, or Customer Accounts the Buyer is unable to service or determines are uneconomical to service;

(b)        Default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any contract included in the Acquired Assets;

(c)        Terminate or fail to renew or preserve any Permits that would reasonably be expected to have a Material Adverse Effect;

(d)	Sell any of the Acquired Assets; or

(e)        Agree to or make any commitment to take any actions prohibited by this Section 4.4.

4.5	Notification of Certain Matters.

Each Party shall give prompt notice to the other Parties of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing Date, and (b) any failure of the Party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.

4.6	Consents

(a)        Sellers and Buyer each agree to cooperate and use their best efforts to obtain all Approvals from all third parties (including Governmental Entities) that may be necessary to consummate the transactions contemplated by this Agreement.

(b)        Buyer shall promptly, with the reasonable assistance of and in consultation with Sellers, prepare and file, or cause to be prepared and filed, any and all applications necessary to obtain the Approval of all relevant Governmental Entities for Buyer to purchase the Acquired Assets. Buyer and Sellers shall prosecute such applications with all reasonable diligence and otherwise use their reasonable best efforts (including, with respect to Buyer, providing financial assurance to a Governmental Entity, to the extent required) to obtain grants of approval as expeditiously as practicable. Each of Buyer and Sellers shall bear their own expenses of prosecuting such applications; provided, that Buyer shall bear all fees payable by Buyer and/or Sellers to any Governmental Entity and local counsel fees, where necessary as determined in the sole discretion of Buyer, in connection with the filing and prosecution of the applications necessary to obtain such Approvals and any other fees or Taxes accruing after the Effective Date imposed by Governmental Entities in connection with obtaining Approval of the transfer of the Acquired Assets to Buyer.

(c)        In the event the North American Numbering Plan Administrator fails or refuses to transfer control of the Carrier Identification Codes directly from Seller to Buyer, (i) Seller agrees to transfer the Carrier Identification Codes to a subsidiary of Seller that has no assets, liabilities, or business operations, (ii) agree after such transfer to sell all of the capital stock of such subsidiary to Buyer for no consideration in addition to the purchase price provided for in Section 1.3, (iii) use its best efforts to obtain approval from the North American Numbering Plan Administrator for transfer of control of the Carrier Identification Codes resulting from the sale of the subsidiary stock to Buyer, and (iv) upon obtaining such approval transfer and convey the capital stock of such subsidiary to Buyer.

(d)        Buyer acknowledges that the contracts governing certain of the Customer Accounts require the consent of customers to assignment of their Customer Accounts. Each of Sellers and Buyer agree to cooperate and use their best efforts to obtain the consents of such customers. Buyer agrees the failure to obtain one or more of such consents is not a Material Adverse Effect and is not a default under this Agreement or the breach of any representation of Sellers. If a consent to assignment under a contract governing a Customer Account is not obtained, the Parties agree to take all action necessary to terminate the Customer Account as soon as possible in accordance with the terms of the contract.

(e)        Each of the Sellers shall promptly, with the reasonable assistance of and in consultation with Buyer, give any notices to third parties, and will use its best efforts to obtain the Lease Consents.

4.7	Offers of Employment.

Sellers agree and acknowledge that Buyer may make offers of employment to persons employed by Seller on the Effective Date. Any person who accepts such an offer of employment with Buyer shall be an “Accepting Employee” and shall be employed by Buyer on such terms and conditions as Buyer and each such Accepting Employee may mutually agree. Seller agrees and acknowledges that the Accepting Employee’s employment with Buyer does not violate and will not violate any non-disclosure, non-solicitation, or non-competition obligation the Accepting Employee may have with any of the Sellers, and waives any claim against the Accepting Employee and Buyer arising there from. Notwithstanding the foregoing, Buyer does not assume, and has no Liability to any of TEC and the Sellers or any of the employees of any of the Sellers prior to the Effective Date with respect to, any Employee Benefit Plan, Employee Pension Benefit Plan, Employee Welfare Benefit Plan, COBRA obligation, unemployment payment, or other right or obligation arising by Law or from the employment arrangement between any such employees and any of TEC and the Sellers.

4.8	Supplementation of Schedules and Exhibits.

The parties acknowledge that as of the date of execution of this Agreement, certain of the Schedules and Exhibits referenced herein have not been completed or reviewed by the Sellers for accuracy. Accordingly, TEC and the Sellers shall have through May 31, 2005, within which to complete, supplement, and/or amend the various Schedules and Exhibits (provided that they shall use their best efforts to do so prior to May 31, 2005), and, notwithstanding any provision hereof to the contrary, the Schedules and Exhibits as completed, supplemented or amended, shall constitute the Schedules and Exhibits referenced in and attached to this Agreement. The right of Buyer to terminate this Agreement, as described in Section 7.1 hereof, shall apply to such Schedules and Exhibits as completed, supplemented or amended.

ARTICLE V. ADDITIONAL COVENANTS

5.1	Non-solicitation.

Each of TEC and the Sellers agree that from and after the Effective Date Buyer shall be entitled to the on-going value of Customer Accounts and relationships and employee experience and know-how of the Sellers. For these and other reasons and as an inducement to Buyer to enter into this Agreement, each of TEC and the Sellers agrees for itself and its Affiliates that for a period of three years after the Effective Date (the “Restricted Period”) not to engage in solicitation activities as provided in this Section 5.1.

(a)        During the Restricted Period none of TEC, the Sellers, and their respective Affiliates will, directly or indirectly for its own benefit or as agent for another, solicit any of the customers of the Sellers included in the Acquired Assets as of the Effective Date to purchase any telecommunications products or services.

(b)        During the Restricted Period none of TEC, the Sellers, and their respective Affiliates will, directly or indirectly, solicit or induce any of the employees of Sellers as of the Effective Date that are employed by Buyer after the Effective Date to leave such employment or assist any other entity in hiring any such employee.

(c)        Nothing contained herein shall limit during the Restricted Period the right of any of TEC, the Sellers, and their respective Affiliates as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided such Person’s equity interest therein does not exceed one percent of the outstanding shares or interests in such corporation or partnership.

(d)        TEC and Sellers recognize and agree that a breach of any of the covenants set forth in this Section 5.1 could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against it, in addition to any other rights and remedies that are available to Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e)        For income Tax purposes only, Buyer and Seller agree that no portion of the Purchase Price shall be allocated to the covenants in this Section 5.1.

(f)         The covenants of this Section 5.1 will automatically terminate if the Closing does not occur and this Agreement is terminated for any reason.

5.2	Provider and Customer Accounts.

In the event Buyer realizes credits or other reductions in the amounts payable under the Assigned Contracts to providers of telecommunications services that are attributable to services provided prior to the Effective Date and exceed, in the aggregate, $100,000, then Buyer will promptly refund to Sellers’ the amount in excess of $100,000. In the event any of the customers serviced under the Customer Accounts claim credits or other account adjustments that are attributable to services provided prior to the Effective Date, Buyer makes any such credits or adjustments to the Customer Accounts after the Effective Date, and the aggregate amount of such credits and adjustments exceeds $100,000, Buyer will send written notice thereof to TEC and the Sellers, and TEC and the Sellers shall promptly pay to Buyer (and shall be jointly and severally liable for payment of) the amount in excess of $100,000. Any adjustments and payments made under this Section 5.2 are not Adverse Consequences for purposes of Article VIII, and shall not be taken into account in calculating any amount payable by any of the Parties pursuant to Article VIII.

5.3	Certain Tax Matters.

Each of TEC and the Sellers shall indemnify the Buyer and hold it harmless from and against any loss, claim, Liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of any of TEC and the Sellers for all taxable periods ending on or before the Effective Date and the portion through the end of the Effective Date for any taxable period that includes (but does not end on) the Effective Date, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of TEC and the Sellers (or any predecessor of any of the foregoing) is or was a member on or prior to the Effective Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any of TEC and the Sellers, or of any other Person imposed on Buyer as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Effective Date. The Parties agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 96-60 with respect to wage reporting.

ARTICLE VI. CONDITIONS OF PURCHASE

The obligations of the Parties to effect the Closing shall be subject to the condition that no Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, at or prior to such closing, which prohibits or restricts, or would (if successful) prohibit or restrict, the transactions contemplated by this Agreement, or (with respect to obligations of Buyer only) which would not permit the Buyer, after the Closing, to service substantially all of the Customer Accounts in the same manner as the Sellers. No Governmental Entity shall have notified any Party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction or that it intends to commence an Action to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such Action prior to the time which otherwise would have been the Closing Date, unless counsel known to have expertise as to such matters on behalf of the Party against whom such Action was or would be instituted renders to the Parties a favorable opinion that such Action is or would be without merit.

ARTICLE VII. TERMINATION OF OBLIGATIONS; SURVIVAL

7.1	Termination of Agreement.

Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated by any Party if the Closing does not occur on or before the close of business on December 31, 2005 (unless extended by mutual consent in writing of all the Parties), provided that such failure is not due to the action or inaction of, or breach of this Agreement by, such Party. This Agreement and the transactions contemplated by this Agreement may also be terminated at any time before the Closing by (i) mutual consent in writing of the Parties, (ii) by any Party in the event that any Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, or (iii) in the event of termination of the Management Agreement due to a default or breach thereof, at the election of the non-breaching Party under the Management Agreement. Buyer may, at its election, terminate this Agreement if, after an examination of all of the Disclosure Schedules, it reasonably determines that there has been a Material Adverse Change after the date of the Most Recent Balance Sheet in the Acquired Assets, Assumed Liabilities, or the business of the Sellers taken as a whole; provided, however, the right of the Buyer to terminate this Agreement under this sentence shall terminate at the end of the 10th Business Day following the date that the last of the Disclosure Schedules are delivered to Buyer.

7.2	Effect of Termination.

In the event that this Agreement shall be terminated pursuant to Section 7.1, TEC and the Sellers shall immediately return to Buyer the items described in Section 1.4(b)(i) and (ii), Buyer shall immediately return to TEC and Sellers the items described in Section 1.4(a)(i), and all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in Article VIII, Section 9.9 (Confidentiality), and Section 9.12 (Expenses) shall survive any such termination. A termination under Section 7.1 shall not relieve any Party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

7.3	Survival of Representations and Warranties.

All of the representations and warranties of TEC and the Sellers contained in Sections 2.5, 2.8-2.10, 2.12-2.21, and 2.23-2.25, above, shall survive the Effective Date hereunder and continue in full force and effect for a period of three years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of Seller contained in Section 2.11 and Section 2.22, above) shall survive the Effective Date and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days.

ARTICLE VIII. INDEMNIFICATION

8.1	Indemnification Provisions for Buyer’s Benefit.

(a)        In the event any of TEC and the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of TEC and the Sellers has breached) any of its representations, warranties, and covenants contained herein without regard to any limitation or qualification by materiality and, provided that Buyer makes a written claim for indemnification against TEC and the Sellers pursuant to Section 8.3 below within the survival period (if there is an applicable survival period pursuant to Section 7.3, above), then each of TEC and the Sellers shall be obligated to indemnify Buyer from and against the entirety of any cost, expense, or Liability arising from any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that none of TEC and the Sellers shall have any obligation to indemnify Buyer from and against any cost, expense, or Liability arising from any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty contained in Sections 2.5, 2.8-2.10, 2.12-2.21, and 2.23-2.25,

above, until Buyer has suffered costs, expenses, and Liabilities attributable to such Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of one percent of the sum of the Buyer Note and Assumed Liabilities, at which point each of TEC and the Sellers will be obligated to indemnify Buyer from and against all such costs, expenses, and Liabilities relating back to the first dollar).

(b)        In the event any third party takes or institutes any Action against Buyer arising from or pertaining to TEC’s or Sellers’ ownership and use of the Acquired Assets prior to the Effective Date, or any Liabilities of any of TEC and the Sellers arising prior to the Effective Date that are not specifically included in the Assumed Liabilities, and provided that Buyer makes a written claim for indemnification against TEC and the Sellers pursuant to Section 8.3 below, then Seller shall indemnify Buyer from and against the entirety of any cost, expense, or Liability arising from any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, or caused by the Action.

8.2	Indemnification Provisions for TEC’s and Sellers’ Benefit.

(a)        In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that TEC and the Sellers make a written claim for indemnification against Buyer pursuant to Section 8.3 below within such survival period (if there is an applicable survival period pursuant to Section 7.3, above), then Buyer shall indemnify each of TEC and the Sellers from and against the entirety of any cost, expense, or Liability arising from any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(b)        In the event any third party takes or institutes any Action against any of TEC and the Sellers arising from or pertaining to Buyer’s ownership and use of the Acquired Assets after the Effective Date, or any failure or alleged failure of Buyer to pay or discharge any of the Assumed Liabilities after the Effective Date, and provided that TEC and the Sellers make a written claim for indemnification against Buyer pursuant to Section 8.3 below, then Buyer shall indemnify TEC and the Sellers from and against the entirety of any cost, expense, or Liability arising from any Adverse Consequences any of them may suffer resulting from, arising out of, relating to, or caused by the Action.

(c)        The performance by Buyer of its obligations under this Section 8.2 shall be secured by the Acquired Assets in accordance with the Security Agreement.

8.3	Matters Involving Third Parties.

(a)        If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under Section 8.1 or Section 8.2, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing;

provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)        Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any cost, expense, or Liability arising from any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(c)        So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d)        In the event any of the conditions in Section 8.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any cost, expense, or Liability arising from any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article VIII.

8.4	Determination of Adverse Consequences.

The Parties shall take into account the time cost of money (using the three-month LIBOR rate publicly announced from time to time by Bloomberg as the discount rate) in determining Adverse Consequences for purposes of this Article VIII.

8.5	Recoupment Against Buyer Note.

Any indemnification to which Buyer is entitled under this Agreement as a result of any Adverse Consequences it may suffer may be recouped at the election of the Buyer (in lieu of seeking any indemnification to which it is entitled under Article VIII) by notifying TEC and the Sellers that Buyer is reducing the principal amount outstanding under any one or more of the Buyer Note. This reduction in the principal amount of the Buyer Note shall affect the timing and amount of payments required under the Buyer Note in the same manner as if Buyer had made a permitted prepayment (without premium or penalty) there under.

8.6	Other Indemnification Provisions.

The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to any other Party, or the transactions contemplated by this Agreement.

ARTICLE IX. GENERAL

9.1	Amendments; Waivers.

This Agreement and any Disclosure Schedule, Annex, or Exhibit hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

9.2	Schedules; Exhibits; Integration.

Each Disclosure Schedule, Annex, and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although Disclosure Schedules, Annexes, and Exhibits need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Schedules, Annexes, and Exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection herewith.

9.3	Best Efforts; Further Assurances.

(a)        Each Party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The Parties shall cooperate with each other in such actions and in securing requisite Approvals. Each Party shall execute and deliver both before and after Closing such further certificates, agreements, instruments of transfer, and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

(b)        As used in this Agreement, the term “best efforts” shall not mean efforts which require the performing Party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

(c)        Following the Closing, each Party will afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records, and other data relating to the Acquired Assets in its possession with respect to periods prior to the Closing and the right to make copies and extracts there from, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Entity, (iv) the determination or enforcement of the rights and obligations of any Party to this Agreement, or (v) in connection with any actual or threatened Action. Further, each Party agrees for a period extending six years after the Closing Date not to destroy or otherwise dispose of any such books, records, and other data unless such Party shall first offer in wring to surrender such books, records, and other data to the other Party and such other Party shall not agree in writing to take possession thereof, at its cost and expense, during the ten day period after such offer is made. Buyer shall also afford to TEC and the Sellers reasonable access to employees of Buyer for the purpose of obtaining information regarding Liabilities not constituting Assumed Liabilities, and/or in connection with the defense or prosecution of any Action.

(d)        If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental Entities, or its financial statements, or to fulfill obligations hereunder, it is necessary that a Party be furnished with additional information, documents, or records relating to the Acquired Assets not referred to in Section 9.3(c), and such information, documents, or records are in the possession or control of the other Party, such other Party shall use its best efforts to furnish or make available such information, documents, or records (or copies thereof) at the recipient’s request, cost, and expense. Any information obtained by such Party in accordance with this paragraph shall be held confidential by such Party in accordance with Section 9.8.

(e)        Notwithstanding anything to the contrary contained in the Section 9.3, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents, or records in accordance with Section 9.3 shall be subject to applicable rules of discovery.

9.4	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of Utah applicable to contracts made and performed in such state and without giving effect to the conflicts of law principles thereof.

9.5	No Assignment.

Neither this Agreement nor any rights or obligations under it are assignable.

9.6	Headings.

The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

9.7	Counterparts.

This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when each Party has signed one or more counterparts and the signature pages delivered to the other Parties.

9.8	Publicity and Reports.

At all times at or before the Closing, TEC and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without, in the case of TEC and Sellers, TEC obtaining the prior consent of Buyer and, in the case of Buyer, Buyer obtaining the prior consent of TEC, except to the extent that in the opinion of legal counsel to such Party that such disclosure is required by Law to discharge such Party’s disclosure obligations. The Parties acknowledge that Buyer will issue and file a press release and report on Form 8-K with the Securities and Exchange Commission reporting on this Agreement within four Business Days following the date the Agreement is signed by all Parties.

9.9	Confidentiality.

All information disclosed in writing and designated in writing as confidential by any Party whether before or after the date hereof in connection with the transactions contemplated by or the discussions and negotiations preceding this Agreement to any other Party shall be kept confidential by such other Party and shall not be used, directly or through an Affiliate, by any Party other than as contemplated by this Agreement, except to the extent that such information

(i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the Party, (iv) as may otherwise be required by Law or (v) to the extent such duty as to confidentiality is waived in writing by the other Party. If this Agreement is terminated in accordance with its terms, each Party shall promptly redeliver all documents (and reproductions thereof) received by it or its representatives from such other Party (and, in the case of reproductions, all such reproductions made by the receiving Party) that include information not within the exceptions contained in the first sentence of this Section 9.9, unless the recipients provide assurances reasonably satisfactory to the requesting Party that such documents have been destroyed.

9.10	Parties in Interest.

This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 8.l and 8.2 (which are intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons). Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.

9.11	Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any of TEC

or the Sellers	Telephone Electronics Corporation

Attn: Bob Healea, Chief Financial Officer

236 E. Capitol Street

Jackson, MS 39201

Telephone: (601) 354-9070

Fax No.: (601) 352-1394

Email: bhealea@tec.com

Copy to:	Stanley K. Stoll

Blackburn & Stoll, LC

257 East 200 South, Suite 800

Salt Lake City, UT 84111

Telephone: (801) 521-7900

Fax No.: (801) 521-7965

Email: sstoll@blackburn-stoll.com

If to Buyer:	UCN, Inc.

Attn: Paul Jarman, President

14870 Pony Express Road

Bluffdale, UT 84065

Telephone: (801) 715-5020

Fax No.: (801) 715-5022

Email: pj@ucn.net

Copy to:	Mark E. Lehman

Parsons Behle & Latimer

201South Main Street, Suite 1800

Salt Lake City, UT 84111

Telephone: (801) 532-1234

Fax No.: (801) 536-6111

Email: mlehman@pblwest.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.12	Expenses.

Except as otherwise set forth in this Agreement, TEC, Sellers and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel, and none of such costs or expenses of any of TEC and the Sellers shall be included in the Assumed Liabilities.

9.13	Waiver.

No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

9.14	Knowledge Convention.

Whenever any statement herein or in any Schedule, Exhibit, certificate or other documents delivered to any Party pursuant to this Agreement is made to the Knowledge of such Party, such Party makes such statement based upon actual knowledge of the officers of such Party having responsibility for such matters without conducting an independent investigation of the subject matter thereof.

9.15	Representation By Counsel; Interpretation.

Seller and Buyer acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

Accordingly, any applicable rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

9.16	Specific Performance.

Seller and Buyer acknowledge that, in view of the uniqueness of the Acquired Assets and the transactions contemplated by this Agreement, each such Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

9.17	Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

9.18	Tax Disclosure Authorization.

Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code §§6011 and 6112 and regulations there under) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (a) public announcement of discussions relating to the transaction, (b) public announcement of the transaction, or (c) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (v) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (w) the identities of participants or potential participants, (x) the existence or status of any negotiations, (y) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (z) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

[Signatures on following page.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

By:	/s/

    Paul Jarman, as President of:

    UCN, Inc.

By:	/s/

Joseph D. Fail, as President of:

Telephone Electronics Corporation

Transtel Communications, Inc.

Tel-America of Salt Lake City, Inc.

Extelcom, Inc.

Communication Recovery Services, Inc.

National Network Corporation